EXHIBIT 3.11
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
VIRAGEN, INC.
     Viragen, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     The amendment to the Corporation’s Certification of Incorporation as set forth in the following resolution approved by the Corporation’s Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:
     RESOLVED, that the Board of Directors hereby authorizes an amendment to its Certificate of Incorporation (a) to effect a one-for-ten reverse split of its outstanding Common Stock on the effective date of the Amendment and (b) to change the number of shares of common capital stock it is authorized to issue to 100,000,000 shares, $.01 par value, and in particular the Board hereby approves an amendment to Article FOURTH of the Certificate of Incorporation, as amended, which shall read in its entirety as follows:
FOURTH: (1) The issued and outstanding Common Stock of the Corporation are hereby reverse split at the rate of one-for-ten such that the 365,668,242 shares of Common Stock issued and outstanding immediately prior to the effective date and time of the amendment shall be decreased into approximately 36,566,825 shares of Common Stock immediately following the effective date and time of the amendment, subject to rounding as hereinafter provided (the “Reverse Split”).
(2) No cash shall be paid or distributed in connection with the Reverse Split, and no fractional shares shall be issued. Any fractional share to which a holder of Common Stock may be entitled as a result of the Reverse Split shall be rounded up to the nearest whole share.
(3) The total number of shares of capital stock that the Corporation shall have authority to issue is 101,000,000, of which 1,000,000 shares shall be Preferred Stock, $1.00 par value, and 100,000,000 shares shall be Common Stock, $.01 par value. The Preferred Stock shall be issued from time to time in one or more series with such distinctive serial designations and (a) may have such voting powers, full or limited, or may be without voting power; (b) may be subject to redemption at such time or times and at such prices, as determined; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of the Corporation; (e) may be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class or series of stock of the Corporation, at such price of prices or at such rates of exchange and with such adjustments, as determined; and (f) shall have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall hereinafter be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock from time to time adopted by the Board of Directors, pursuant to authority so to do which is hereby expressly vested in the Board of Directors.
(4) Each share of Common stock shall entitle the holder thereof to one vote, in person or by proxy, on all matters on which holders of shares of Common Stock are entitled to vote.
(5) The number of authorized shares of any class of capital stock of the Corporation including, but without limitation, the Preferred Stock and the Common Stock, may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.
     This amendment to the Certificate of Incorporation of Viragen, Inc. shall become effective at 9:00 a.m., Delaware time, on June 15, 2004.
     IN WITNESS WHEREOF, Viragen, Inc. has caused this Certificate of Amendment to the Certification of Incorporation to be signed by Dennis W. Healey, Executive Vice President and Secretary, this 11th day of June 2004.

VIRAGEN, INC.
By:	/s/ Dennis W. Healey
Dennis W. Healey
Executive Vice President and Secretary